SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Corvis Corporation

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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April 3, 2003

Dear Stockholder:

You are cordially invited to attend our 2003 Annual Meeting of Stockholders which will begin at 10:00 a.m., Eastern Time, on Friday, May 9, 2003. The meeting will be held at the BWI Airport Marriott, 1743 West Nursery Road, Baltimore, Maryland. The formal notice of meeting and Proxy Statement containing further information about the meeting are on the following pages.

The primary business of the meeting will be:

•	to consider approving five amendments to Corvis’ Amended and Restated Certificate of Incorporation which would effect a reverse stock split at the rate of 1:20, 1:25, 1:30, 1:35 or 1:40. Corvis’ Board of Directors would retain full discretion to elect to implement one of the approved reverse stock splits, or to elect not to implement a reverse stock split;

•	to elect one Class III Director to serve until the Annual Meeting in 2006; and

•	to approve the selection of KPMG LLP as our independent auditors.

The enclosed Proxy Statement describes the business of the meeting, including the proposed reverse stock split, in detail. Please read it carefully before deciding how to vote.

Your vote at the meeting is important no matter how many shares you own. To ensure that your shares will be voted, please promptly complete and submit a proxy over the Internet or by telephone or mail. You are encouraged to specify your choices on matters to be voted upon. However, it is not necessary to specify any choice if you wish to vote in accordance with the recommendations of the Board of Directors. We hope that you will be able to attend the meeting. If you do, you may vote your stock in person even though you have completed and submitted a proxy.

Admission to the meeting will be by ticket only. Your admission ticket to the Annual Meeting is enclosed.

Thank you for your cooperation.

Sincerely,

David R. Huber

Chairman of the Board and Chief Executive Officer

CORVIS CORPORATION

7015 Albert Einstein Drive

Columbia, Maryland 21046-9400

(443) 259-4000

Notice of Annual Meeting of Stockholders

To be Held on May 9, 2003

The Annual Meeting of Stockholders of Corvis Corporation will be held at the BWI Airport Marriott, 1743 West Nursery Road, Baltimore, Maryland, on Friday, May 9, 2003, at 10:00 a.m., Eastern Time. The purposes of the meeting are:

1.	To consider and act on five amendments to Corvis’ Amended and Restated Certificate of Incorporation, as set forth in Appendix A to the attached Proxy Statement, which would effect a reverse stock split at the rate of 1:20, 1:25, 1:30, 1:35 or 1:40;

2.	To elect one person to serve as Class III Director on our Board of Directors until the Annual Meeting in 2006;

3.	To approve the selection of KPMG LLP as our independent auditors for fiscal year 2003; and

4.	To transact such other business as may properly come before the meeting or any adjournment of the meeting.

The Board of Directors has set the close of business on Thursday, March 13, 2003 as the record date for the meeting. This means that owners of common stock as of that day are entitled to receive this notice of the meeting, and vote at the meeting and any adjournments or postponements of the meeting.

A Proxy Statement with respect to the Annual Meeting accompanies and forms a part of this notice. A list of stockholders as of the record date will be available for inspection by any stockholder, for any purpose relevant to the Annual Meeting, during regular business hours at our address above for ten days prior to the meeting.

Your vote is important. We encourage you to read the enclosed Proxy Statement and to submit a proxy so that your shares will be represented and voted even if you do not attend. You may submit your proxy over the Internet or by telephone or mail. If you do attend the meeting, you may revoke your proxy and vote in person.

By order of the Board of Directors

Kim D. Larsen

Secretary

Columbia, Maryland

April 3, 2003

CORVIS CORPORATION

7015 Albert Einstein Drive

Columbia, Maryland 21046-9400

(443) 259-4000

PROXY STATEMENT

FOR

2003 ANNUAL MEETING OF STOCKHOLDERS

To Be Held on May 9, 2003

This Proxy Statement is furnished in connection with the solicitation by our Board of Directors of proxies for use at our Annual Meeting of Stockholders to be held on May 9, 2003, beginning at 10:00 a.m., Eastern Time, at the BWI Airport Marriott, 1743 West Nursery Road, Baltimore, Maryland, and any adjournments or postponements of the meeting.

Stockholders will be admitted to the meeting location beginning at 9:00 a.m. Eastern Time. The location is accessible to handicapped persons. You will need an admission ticket to enter the meeting. You will find an admission ticket enclosed with this Proxy Statement. If you plan to attend the meeting in person, please retain the admission ticket. A map and directions to the meeting are printed on the back cover of this Proxy Statement. If you arrive at the meeting without an admission ticket, we will admit you if we are able to verify that you are a Corvis stockholder. You may prove that you are a Corvis stockholder by, among other ways, providing us with a copy of a recent bank or brokerage account statement showing that you own common stock.

This Proxy Statement and the accompanying proxy card are first being mailed to stockholders on or about April 3, 2003.

VOTING RIGHTS AND PROCEDURES

Only stockholders of record at the close of business on Thursday, March 13, 2003 will be entitled to vote at the Annual Meeting or at adjournments or postponements of the meeting. On March 13, 2003, there were 407,687,837 shares of common stock issued and outstanding. Each share of common stock is entitled to one vote on all matters that may properly come before the meeting.

Because many stockholders cannot attend the meeting in person, it is necessary that a large number be represented by proxy. Most stockholders have a choice of voting over the Internet, by using a toll-free telephone number or by completing a proxy card and mailing it in the postage-paid envelope provided. Please refer to your proxy card or the information forwarded by your bank, broker or other holder of record to see which options are available to you. Please be aware that if you vote over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible. The Internet and telephone voting facilities for stockholders of record will close at 12:01 a.m. Eastern Time on May 8, 2003. Other deadlines may apply to you if your stock is held of record by a bank, a broker or other holder of record.

The presence in person or by proxy of the holders of shares of common stock representing a majority of all issued and outstanding shares of common stock entitled to vote will constitute a quorum. Votes cast in person or by proxy will be tabulated by inspectors of election appointed for the meeting who will determine whether a quorum is present. Shares of common stock represented by a properly completed proxy will be counted as present at the meeting for purposes of determining a quorum, without regard to whether the proxy indicates that the stockholder is casting a vote or abstaining.

All properly completed proxies that are delivered pursuant to this solicitation will be voted at the meeting in accordance with the directions given in the proxy unless the proxy is revoked before the meeting. You can revoke your proxy by:

•	giving written notice to the Secretary of Corvis,

•	delivering a later dated proxy, or

•	voting in person at the meeting.

If you submit a properly completed proxy that does not indicate how your shares are to be voted on a matter, it will be voted FOR the proposals to effect a reverse stock split, FOR the election of all Director nominees and FOR the proposal to ratify the appointment of KPMG LLP. Other matters that properly come before the meeting will be voted upon by the persons named in the proxy in accordance with their best judgment.

Approval of the proposals to effect a reverse stock split will require an affirmative vote of the holders of a majority of the outstanding shares of common stock. Class III Directors will be elected by a plurality of the votes present in person or represented by proxy at the Annual Meeting and voting for the election of Directors, provided a quorum is present. Stockholders are not allowed to cumulate their votes in the election of Directors. Approval of the selection of KPMG LLP as our independent auditors for the fiscal year ending on January 3, 2004 will require an affirmative vote of the holders of a majority of shares of common stock present in person or represented at the Annual Meeting and voting on such proposal, provided a quorum is present.

In all cases, abstentions will be treated as not voting. Accordingly, abstentions or the withholding of votes will have no effect on the number of votes necessary to elect the Class III Directors. However, abstentions will have the same affect as a vote against the selection of KPMG LLP and against the proposals to effect a reverse stock split.

In instances where brokers are prohibited from exercising discretionary authority for beneficial owners who have not submitted a proxy (so-called “broker non-votes”), those shares will not be treated as present or represented and entitled to vote for purposes of determining the presence of a quorum and will not be treated as present or represented and voting for purposes of determining the number of votes necessary for the approval of any matter on which they do not have discretionary authority to vote. Accordingly, broker non-votes will have no effect on the number of votes necessary to elect Class III Directors or to approve the selection of KPMG LLP. However, broker non-votes will have the same affect as a vote against the proposals to effect a reverse stock split. If there are not sufficient votes for approval of any of the matters to be voted upon at the meeting, the meeting may be adjourned in order to permit further solicitation of proxies.

We will pay all costs of soliciting proxies, including charges made by brokers and other persons holding common stock in their names or in the names of nominees, for reasonable expenses incurred in sending proxy materials to beneficial owners and obtaining their proxies. In addition to solicitation by mail, our Directors, officers and employees may solicit proxies personally and by telephone, Internet and telegraph, all without extra compensation.

ELECTRONIC ACCESS TO PROXY MATERIALS AND ANNUAL REPORT

This Proxy Statement and the 2002 Annual Report to Shareholders are available on Corvis’ Internet site at http:// www.corvis.com. Most stockholders can elect to view future proxy statements and annual reports over the Internet instead of receiving paper copies in the mail.

If you are a stockholder of record, you can choose this option by marking the appropriate box on your proxy card or by following the instructions provided if you vote over the Internet or by telephone.

If you choose to view future proxy statements and annual reports over the Internet, you will receive a proxy card in the mail next year with instructions containing the Internet address of those materials. Your choice will remain in effect until you notify Corvis Investor Relations in writing or by telephone 866-4CORVIS (toll-free) and tell us otherwise. You do not have to elect Internet access each year.

If you hold your Corvis stock through a bank, broker or other holder of record, please refer to the information provided by that entity for instructions on how to elect to view future proxy statements and annual reports over the Internet.

PRINCIPAL STOCKHOLDERS

The following table sets forth information regarding beneficial ownership of our common stock as of February 28, 2003 by: (1) our Directors, our Chief Executive Officer and our three other executive officers; (2) all current Directors and executive officers as a group and (3) each stockholder that is known by us to own more than 5% of our common stock. Beneficial ownership, which is determined in accordance with the rules and regulations of the Securities and Exchange Commission, means the sole or shared power to vote or direct the voting or to dispose or direct the disposition of our common stock. Unless otherwise indicated, all of the shares are owned directly, and the person has sole voting and dispositive power.

The number of shares of our common stock beneficially owned by a person includes shares of common stock issuable with respect to options and convertible securities held by the person which are exercisable or convertible within 60 days of February 28, 2003. The percentage of our common stock beneficially owned by a person assumes that the person has exercised all options and converted all convertible securities that the person holds which are exercisable or convertible within 60 days of February 28, 2003 and that no other persons exercised any of their options or converted any of their convertible securities. Except as otherwise indicated, the business address for each of the following persons is 7015 Albert Einstein Drive, Columbia, Maryland 21046.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage Beneficially Owned
David R. Huber (1) Chairman and Chief Executive Officer	103,448,329	25.4%
Joseph R. Hardiman (2) Director	167,636	*
Freeman A. Hrabowski, III (3) Director	25,000	*
David S. Oros (4) Director	116,250	*
Donald R. Walker (5) Director	16,667	*
James M. Bannantine (6) President	1,153,526	0.3%
Lynn D. Anderson (7) Senior Vice President, Chief Financial Officer and Treasurer	185,760	*
Kim D. Larsen (8) Senior Vice President, Business Development, General Counsel and Secretary	587,650	0.1%
All current officers and Directors as a group (8 persons)	105,700,818	26.0%

*	Less than 1%

(1)	Includes 23,146,364 shares held by HRLD Limited Partnership, 11,122,862 shares held by Optical Ventures Equity Partners LLC, 2,952,118 shares held by David R. Huber Grantor Retained Annuity Trust, 1,514,616 shares held by Optical Capital Group, LLC, 1,420,000 shares held by Columbia Trust, 927,142 shares held by The Grande Foundation and 2,978 shares held by HRLD Corporation.

(2)	Includes 10,000 shares held in a self-directed IRA and 157,636 shares issuable pursuant to options exercisable within 60 days of February 28, 2003.
(3)	Includes 25,000 shares issuable pursuant to options exercisable within 60 days of February 28, 2003.
(4)	Includes 116,250 shares issuable pursuant to options exercisable within 60 days of February 28, 2003.
(5)	Includes 16,667 shares issuable pursuant to options exercisable within 60 days of February 28, 2003.
(6)	Includes 500,000 shares held by Sammye Management Ltd., and 653,526 shares issuable pursuant to options exercisable within 60 days of February 28, 2003.
(7)	Includes 185,760 shares issuable pursuant to options exercisable within 60 days of February 28, 2003.
(8)	Includes 484,670 shares issuable pursuant to options exercisable within 60 days of February 28, 2001, 100,000 shares held by the Larsen Family LLC, of which Mr. Larsen is the managing member, and 2,980 shares held by Mr. Larsen’s wife.

PROPOSAL 1

PROPOSED AMENDMENTS TO

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

TO EFFECT A REVERSE SPLIT OF COMMON STOCK

Overview

You are being asked to vote upon five amendments to our Amended and Restated Certificate of Incorporation which would authorize our Board of Directors to effect a reverse split of all outstanding shares of our common stock at an exchange ratio of one-to-twenty, one-to-twenty-five, one-to-thirty, one-to-thirty-five or one-to-forty, respectively. At any time before July 31, 2004, the Board would have the sole discretion to elect, as it determines to be in the best interests of Corvis and its stockholders, whether or not to effect a reverse stock split, and if so at which of the approved exchange ratios. If the Board elects to implement one of the reverse stock splits, the Board would abandon the remaining reverse stock splits without the need for any further stockholder action. The Board of Directors believes that approval of the proposals granting this discretion to the Board, rather than approval of an immediate reverse stock split at a specified ratio, provides the Board with maximum flexibility to react to current market conditions and to therefore act in the best interests of Corvis and its stockholders.

The form of amendment to our Amended and Restated Certificate of Incorporation to effect each of the proposed reverse stock splits is attached to this Proxy Statement as Appendix A. If the Board elects to implement the approved reverse stock splits, the number of issued and outstanding shares of common stock would be reduced in accordance with the exchange ratio for the selected reverse stock split. The Board may elect not to implement any of the approved reverse stock splits in its sole discretion, even if all of the proposed reverse stock splits are approved by our stockholders.

The Board of Directors has recommended the amendments to our Amended and Restated Certificate of Incorporation to effect the proposed reverse stock split. You may elect to vote in favor of all of the amendments or none of the amendments.

Reasons for the Reverse Stock Split

Our primary purpose in considering a reverse stock split is to increase the trading price of our common stock to facilitate the transfer of the listing of our common stock for quotation on the Nasdaq National Market. On October 14, 2002, we transferred the listing of our common stock from the Nasdaq National Market to the Nasdaq SmallCap Market. The Nasdaq Stock Market’s Marketplace Rules require Nasdaq National Market companies to comply with one of two alternative categories of continued listing requirements, including maintaining a minimum bid price of either $1.00 or $3.00 per share, depending on the category. If the bid price of our common stock reaches and then maintains the $1 per share requirement for 30 consecutive trading days and we have maintained compliance with all other continued listing requirements, we may be eligible to transfer the listing of our common stock back to the Nasdaq National Market.

The Board intends to implement a reverse stock split only if it believes that this action will be necessary or desirable to comply with the Nasdaq minimum bid listing requirement. As of the close of trading on March 13, 2003, the trading price of our common stock was $0.62 per share, and if the trading price increases without a reverse stock split, the reverse stock split may not be necessary or desirable. In determining whether or not to implement a reverse stock split, and the appropriate exchange ratio, the Board would assess a variety of factors, including but not limited to analysis of Corvis’ most recent fiscal quarter and general economic conditions, as well as the trading price of our common stock on the days leading up to the date of the reverse stock split.

Potential Effects of the Reverse Stock Split

The immediate effect of a reverse stock split would be to reduce the number of shares of common stock outstanding, and to increase the trading price of our common stock. We cannot predict the effect of any reverse stock split upon the market price of our common stock, and the history of reverse stock splits for companies in similar circumstances is varied. We cannot assure you that the trading price of our common stock after the reverse stock split will rise in exact proportion to the reduction in the number of shares of common stock outstanding as a result of the reverse stock split.

Also, as stated above, we cannot assure you that a reverse stock split would lead to a sustained increase in the trading price of our common stock, that the trading price would remain above the thresholds required by the Nasdaq Stock Market, or that we will be able to continue to meet the other continued listing requirements of the Nasdaq Stock Market. The trading price of our common stock may change due to a variety of other factors, including our operating results, other factors related to our business and general market conditions.

The following table reflects the number of shares of common stock that would be outstanding as a result of each proposed reverse stock split, and the approximate percentage reduction in the number of outstanding shares, based on 407,563,717 shares of common stock outstanding as of the record date for the Annual Meeting:

Proposed Reverse Stock Split Ratio	Percentage Reduction	Shares of Common Stock to be Outstanding
1 for 20	95%	20,378,186
1 for 25	96%	16,302,549
1 for 30	97%	13,585,457
1 for 35	97%	11,644,678
1 for 40	98%	10,189,093

Effects on Ownership by Individual Stockholders

If we implement a reverse stock split, the number of shares of common stock held by each stockholder would be reduced by multiplying the number of shares held immediately before the reverse stock split by the exchange ratio, and then rounding down to the nearest whole share. We would pay cash to each stockholder in lieu of any fractional interest in a share to which each stockholder would otherwise be entitled as a result of the reverse stock split, as described in further detail below. The reverse stock split would affect our common stock uniformly and would not affect any stockholder’s percentage ownership interests in Corvis or proportionate voting power, except to the extent that interests in fractional shares would be paid in cash.

Effect on Outstanding Options and Warrants and other Securities

In addition, all outstanding options and warrants to purchase shares of our common stock would be adjusted as a result of the reverse stock split, as required by the terms of these securities. In particular, the conversion ratio for each instrument would be reduced, and the exercise price, if applicable, would be increased, in accordance with the terms of each instrument based on the exchange ratio of the reverse stock split. Also, the number of shares reserved for issuance under our existing stock option and employee stock purchase plans would be reduced proportionally based on the exchange ratio of the reverse stock split. None of the other rights currently accruing to holders of the options or warrants would be affected by the reverse stock split.

Other Effects on Outstanding Shares

If a reverse stock split is implemented, the rights and preferences of the outstanding shares of common stock would remain the same after the reverse stock split. Each share of common stock issued pursuant to the reverse stock split would be fully paid and nonassessable.

The reverse stock split would result in some stockholders owning “odd-lots” of less than 100 shares of common stock. Brokerage commissions and other costs of transactions in odd-lots are generally higher than the costs of transactions in “round-lots” of even multiples of 100 shares.

The common stock is currently registered under Section 12(g) of the Securities Exchange Act of 1934. As a result, we are subject to the periodic reporting and other requirements of the Exchange Act. The proposed reverse stock split would not affect the registration of our common stock under the Exchange Act.

Authorized Shares of Common Stock

The reverse stock split, if implemented, would not change the number of authorized shares of our common stock as designated by our Amended and Restated Certificate of Incorporation. Therefore, because the number of issued and outstanding shares of common stock would decrease, the number of shares remaining available for issuance under our common stock would increase.

Procedure for Effecting the Reverse Stock Split and Exchange of Stock Certificates

If our stockholders approve the proposed amendments to our Amended and Restated Certificate of Incorporation, the Board of Directors may elect whether or not to declare a reverse stock split, as well as the exchange ratio, at any time before September 30, 2003. The reverse stock split would be implemented by filing the appropriate amendment to our Amended and Restated Certificate of Incorporation with the Delaware Secretary of State, and the reverse stock split would become effective on the date of the filing.

As of the effective date of the reverse stock split, each certificate representing shares of our common stock before the reverse stock split would be deemed, for all corporate purposes, to evidence ownership of the reduced number of shares of common stock resulting from the reverse stock split, except that holders of unexchanged shares would not be entitled to receive any dividends or other distributions payable by Corvis after the effective date until they surrender their old stock certificates for exchange. All options and warrants would also be automatically adjusted on the effective date.

Our transfer agent would act as the exchange agent for purposes of implementing the exchange of stock certificates. As soon as practicable after the effective date, stockholders and holders of securities convertible into our common stock would be notified of the effectiveness of the reverse split. Stockholders of record would receive a letter of transmittal requesting them to surrender their stock certificates for stock certificates reflecting the adjusted number of shares as a result of the reverse stock split. Persons who hold their shares in brokerage accounts or “street name” would not be required to take any further actions to effect the exchange of their certificates. No new certificates would be issued to a stockholder until the stockholder has surrendered the stockholder’s outstanding certificate(s) together with the properly completed and executed letter of transmittal to the exchange agent. Until surrender, each certificate representing shares before the reverse stock split would continue to be valid and would represent the adjusted number of shares based on the exchange ratio of the reverse stock split, rounded down to the nearest whole share. Stockholders should not destroy any stock certificate and should not submit any certificates until they receive a letter of transmittal.

Fractional Shares

We would not issue fractional shares in connection with the reverse stock split. Instead, any fractional share resulting from the reverse stock split would be rounded down to the nearest whole share. Stockholders who otherwise would be entitled to receive fractional shares because they hold a number of shares not evenly divisible by the exchange ratio would instead receive cash upon surrender to the exchange agent of the certificates and a properly completed and executed letter of transmittal. The cash amount to be paid to each stockholder would be equal to the resulting fractional interest in one share of our common stock to which the stockholder would otherwise be entitled, multiplied by the average of the closing bid and closing asked prices of the common stock as last reported on the Nasdaq National Market on the trading day immediately preceding the effective date of the reverse stock split.

No Appraisal Rights

No appraisal rights are available under the Delaware General Corporation Law or under our Amended and Restated Certificate of Incorporation or Bylaws to any stockholder who dissents from these proposals. There may exist other rights or actions under state law for stockholders who are aggrieved by reverse stock splits generally.

Accounting Consequences

The par value of our common stock would remain unchanged at $0.01 per share after the reverse stock split. As a result, although the value of the common stock account will decrease, the paid in capital account will increase by approximately the same amount, resulting in no change in Corvis’ total stockholders’ equity. In addition, loss per share would be adjusted to reflect a new weighted average number of shares outstanding as if the stock split had occurred at the beginning of the earliest year presented. We do not anticipate that any other accounting consequences would arise as a result of the reverse stock split.

Material U.S. Federal Income Tax Consequences

The following is a discussion of the material U.S. federal income tax consequences that you should consider with respect to the reverse stock split.

General

The discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury regulations promulgated thereunder, judicial authority, and current administrative rulings and practice, all of which are subject to change on a prospective or retroactive basis. This discussion does not discuss all aspects of U.S. federal income taxation that may be relevant to you, especially if you are subject to special treatment under U.S. federal income tax law. For instance, if you are a bank, a life insurance company, a tax-exempt organization or a foreign taxpayer, this discussion may not cover all relevant tax issues as to you. The discussion is only applicable to you if (1) you have held and will hold our shares as capital assets (generally, property held for investment) within the meaning of Section 1221 of the Code, (2) the reverse stock split is not part of any plan to increase, periodically, your proportionate interest in our assets and earnings, and (3) any cash payment you may receive in lieu of a fractional share represents a mechanical rounding rather than separately bargained for consideration.

You will not recognize any gain or loss upon the exchange of shares pursuant to the reverse stock split. Your aggregate tax basis in the shares received in the reverse stock split, including any fractional share interest for which cash is received, will be the same as your aggregate tax basis in the shares surrendered in the reverse stock split. Your holding period for the shares received in the reverse stock split will include the period during which you held the shares surrendered in the reverse stock split.

If you receive cash in lieu of a fractional share interest in the reverse stock split, you will be treated as having received the fractional share interest in the reverse stock split and as having received the cash in redemption of the fractional share interest. The cash payment will be treated as a payment in redemption of the fractional share interest under Section 302 of the Code. In general, you will recognize capital gain or loss on the deemed redemption in an amount equal to the difference between the amount of cash received and your adjusted tax basis allocable to such fractional share. If, however, you are involved in directing corporate affairs, hold more than a minimal interest in us, or own our stock under the constructive ownership rules of Section 318 of the Code, the Internal Revenue Service may in some circumstances take the view that the cash payment should be taxed to you as a dividend to the extent of your ratable share of our earnings and profits.

Information Reporting and Backup Withholding

Under the backup withholding rules of the Code, you may be subject to backup withholding with respect to payments of cash received in lieu of fractional shares unless you (1) are a corporation or come within certain other exempt categories and, when required, demonstrate this fact, or (2) provide a correct taxpayer identification number and certify under penalties of perjury that the taxpayer identification number is correct and that you are not subject to backup withholding because of a failure to report all dividends and interest income. Any amount withheld under these rules will be credited against your U.S. federal income tax liability. We may require you to establish your exemption from backup withholding or to make arrangements satisfactory to us with respect to the payment of backup withholding. The current backup withholding rate is 30%.

The foregoing summary is included for general information only. Accordingly, you are urged to consult with your own tax advisor with respect to the tax consequences of this reverse stock split applicable to your own particular tax situation, including the application and effect of state and local income and other tax laws.

Vote Required

The affirmative vote of the majority in voting power of shares of our common stock outstanding on the record date is required to approve the proposed amendments to our Amended and Restated Certificate of Incorporation to effect a reverse stock split at one of the proposed exchange ratios.

The Board of Directors recommends a vote FOR the proposed amendments to our Amended and Restated Certificate of Incorporation.

PROPOSAL 2

ELECTION OF DIRECTORS

Our Board of Directors currently consists of five persons. The Board of Directors is divided into three classes, with one class of Directors elected at each Annual Meeting. Currently, Class I and II each consist of two Directors and Class III consists of one Director. Each Director holds office for a term of three years and until his successor is duly elected and qualified or until his earlier death, resignation or removal.

David R. Huber has been nominated by the Board of Directors to serve as a Class III Director, to hold office until the Annual Meeting in 2006. A properly submitted proxy will be voted by the persons named in the proxy for the election of Dr. Huber unless you indicate that your vote should be withheld. If elected, Dr. Huber will serve until his successor is elected and qualified or until his death, resignation or retirement. Dr. Huber is now serving as a Director. Dr. Huber has indicated his willingness to serve if elected, and the Board of Directors has no reason to believe that Dr. Huber will be unavailable for election, but if such a situation should arise, the proxy will be voted in accordance with the best judgment of the proxyholder for such person or persons as may be designated by the Board of Directors, unless the stockholder has directed otherwise.

You can find the principal occupation and other information about Dr. Huber below. Information about our other Directors whose terms of office will continue after the Annual Meeting is also presented below.

The Board of Directors recommends that the stockholders vote FOR the election of David R. Huber as Class III Director.

CLASS III – NOMINEE FOR TERM EXPIRING IN 2003

David R. Huber, Ph.D., age 52, is the founder of Corvis. He has served as a Director and chairman of the board and chief executive officer since June 1997. Dr. Huber also served as president of Corvis from June 1997 to May 2002. Dr. Huber has 19 years of experience in the development of optical communications systems. From 1992 through April 1997, Dr. Huber served first as chief technology officer and later as chief scientist of Ciena Corporation, a company he founded in 1992. From 1989 through 1992, Dr. Huber managed the Lightwave Research and Development Program for General Instrument Corporation. Prior to 1989, Dr. Huber held positions in optical communications development at Rockwell International Corporation, Optelecom, Inc. and ITT Industries, Inc., formerly International Telephone & Telegraph Corporation. Dr. Huber holds 41 U.S. patents in optics technology and has numerous additional patents pending. He earned a Ph.D. in electrical engineering from Brigham Young University and a B.S. in physics from Eastern Oregon State University. Dr. Huber is the brother-in-law of Mr. Kim Larsen, Corvis’ Senior Vice President, Business Development, General Counsel and Secretary.

CLASS I – DIRECTORS WHOSE TERMS EXPIRE IN 2004

David S. Oros, age 43, has served as a Director since January 2001. Mr. Oros has been chairman and chief executive officer of Aether Systems, Inc., a provider of wireless data services, systems and software since he founded Aether in 1996. From 1994 until 1996, Mr. Oros was president of NexGen Technologies, L.L.C., a wireless software development company that contributed all of its assets to Aether. From 1992 until 1994, he was president of the Wireless Data Group at Westinghouse Electric. Prior to that, Mr. Oros spent from 1982 until 1992 at Westinghouse Electric directing internal research and managing large programs in advanced airborne radar design and development. He currently serves on the boards of directors of Aether Systems, Inc. and Novatel Wireless, Inc. Mr. Oros received a B.S. in mathematics and physics from the University of Maryland, Baltimore County.

Freeman A. Hrabowski, III, Ph.D., age 52, has served as a Director since October 2002. Dr. Hrabowski has been President of the University of Maryland, Baltimore County since May 1992. Dr. Hrabowski joined the University of Maryland in 1987, first serving as Vice Provost, then as Executive Vice President. Dr. Hrabowski serves as a consultant to the National Science Foundation, the National Institutes of Health, the National Academy of Sciences, the U.S. Department of Education, and various universities and school systems nationally. He is a member of numerous boards, including the Baltimore Community Foundation, the Baltimore Equitable Society, Constellation Energy Group, McCormick & Company, Inc., the Mercantile Safe Deposit & Trust Company, the Merrick & France Foundations, the Maryland Technology Council, and the University of Maryland Medical System. Dr. Hrabowski received a bachelors in mathematics from Hampton Institute and an M.A. in mathematics and a Ph.D. in higher education administration and statistics from the University of Illinois at Urbana-Champaign.

CLASS II – DIRECTORS WHOSE TERMS EXPIRE IN 2005

Joseph R. Hardiman, age 65, has served as a Director since July 2000. Mr. Hardiman served as the president and chief executive officer of the National Association of Securities Dealers, Inc. and its wholly owned subsidiary, The Nasdaq Stock Market, Inc., from September 1987 through January 1997. From 1975 through September 1987, Mr. Hardiman held various positions at Alex. Brown & Sons, including managing director and chief operating officer. Mr. Hardiman earned B.A. and LLB degrees from the University of Maryland. Mr. Hardiman serves on the boards of the Deutsche Scudder Funds, the ISI Funds, the Nevis Fund, Brown Investment Advisory Trust Company, Soundview Technology Group, Inc., University of Maryland Foundation, the University of Maryland School of Law and The Nasdaq Stock Market Education Foundation. Previously, he

served on the boards of the Depository Trust Company, the Securities Industry Foundation for Economic Education, the Securities Regulation Institution and the Center for the Study of the Presidency and as a member of the American Business Conference.

Donald R. Walker, age 58, has served as Director since October 2002. Mr. Walker has served as an independent government consultant on intelligence space systems and missile defense and as a Senior Review Panel member for United States government agencies since November 2001. From April 2000 to November 2001, Mr. Walker served as president and chief executive officer of Veritect, a computer security firm. From 1995 through 2000, Mr. Walker served as chief information officer of United Services Automobile Association (USAA), a Fortune 200 financial services company, and CEO and President of USAA’s information technology company. Mr. Walker served in the United States Air Force from 1966 to 1995 and retired with the rank of Brigadier General. Mr. Walker received a B.S. in Engineering Science from the United States Air Force Academy, an M.S. in Mechanical Engineering from the University of Southern California, an MBA from Auburn University.

Board Meetings and Committees

In 2002, our Board of Directors met five times. During 2002, no Director attended fewer than 80% of the meetings of the Board of Directors and of the committees on the Board on which the Director served. The Board of Directors has two standing committees: a Compensation Committee and an Audit Committee.

The Compensation Committee is comprised of Messrs. Oros, Hrabowski and Walker. The Compensation Committee is responsible for determining compensation, benefits and general employment matters for our executive officers and for administering and granting awards under our 1997 Stock Option Plan and our 2000 Long Term Incentive Plan. The Compensation Committee met five times during 2002.

The Audit Committee is comprised of Messrs. Hardiman, Hrabowski and Walker. The Audit Committee makes recommendations concerning the engagement of independent public accountants, reviews with the independent public accountants the plans and results of the audit engagement, approves professional services provided by the independent public accountants, reviews the independence of the independent public accountants and reviews the adequacy of our internal accounting controls. The Audit Committee is also responsible for reviewing proposed transactions involving us and any of our Directors or officers or any of their affiliates. The Audit Committee met four times during 2002.

Report of the Audit Committee

The Audit Committee has reviewed and discussed our audited financial statements with management. The Audit Committee has discussed with KPMG LLP, our independent accountants, the matters required to be discussed by Statement of Auditing Standards No. 61, Communication with Audit Committees, which includes, among other items, matters related to the conduct of the audit of our financial statements. The Audit Committee has also received written disclosures and the letter from KPMG LLP required by Independence Standards Board Standard No. 1, which relates to the accountant’s independence from us and our related entities, and has discussed with KPMG LLP their independence from us.

The Audit Committee acts pursuant to the Audit Committee Charter. Each of the members of the Audit Committee qualifies as an “independent” Director under the current listing standards of the National Association of Securities Dealers. Management is responsible for our internal controls and the financial reporting process. KPMG LLP is responsible for performing an independent audit of our financial statements in accordance with generally accepted auditing standards and issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that our audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 28, 2002.

AUDIT COMMITTEE

Joseph R. Hardiman, Chairman

Freeman A. Hrabowski, III

Donald R. Walker

Director Compensation

Our Board of Directors determines the amount of any fees, whether payable in cash, shares of common stock or options to purchase common stock, and expense reimbursement that Directors receive for attending meetings of the Board of Directors or committees of the Board. We paid to each of Messrs. Oros, Hrabowski, Walker and Hardiman $5,000 for each meeting of the Board of Directors that they attend in person and we have reimbursed all of our Directors for their expenses in connection with attending meetings of the Board of Directors.

At the discretion of the Board, each non-employee Director may receive an initial grant of options under our 1997 Stock Option Plan or our 2000 Long Term Incentive Plan to purchase shares of common stock having an exercise price per share equal to the fair market value of a share of common stock on the date of grant. Usually, options granted to non-employee Directors will become exercisable in monthly installments with 1/36 vesting each month over a three-year period, subject to acceleration under certain circumstances such as a change of control. On July 18, 2002, we granted options to purchase 100,000 shares of common stock at an exercise price of $0.74 per share to Mr. Hrabowski. On October 14, 2002, we granted options to purchase 100,000 shares of common stock at an exercise price of $0.57 per share to Mr. Walker.

COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

Section 16(a) of the Securities Exchange Act of 1934 requires our officers and Directors, and persons who own more than ten percent of a registered class of our equity securities, to file reports showing their ownership of our equity securities on Form 3 and changes in ownership on Forms 4 or 5 with the Securities and Exchange Commission and the Nasdaq Stock Market. These officers, Directors and ten percent stockholders are also required by Securities and Exchange Commission rules to furnish us with copies of all forms they file.

Based solely on our review of the copies of such forms received by us, or written representations from certain reporting persons, we believe that our officers, Directors and ten percent stockholders have complied with all applicable Section 16(a) filing requirements, except that Jim Bannantine, Kim Larsen, Lynn Anderson and Tim Dec, Vice President, Chief Accounting Officer, each had one late filing of a Form 4 in connection with their receipt of additional stock options from the company.

EXECUTIVE COMPENSATION

The following tables set forth information with respect to those persons who: (1) served as our Chief Executive Officer during the fiscal year ended December 28, 2002; (2) were our three other most highly compensated executive officers at December 28, 2002 whose total annual salary and bonus exceeded $100,000 for the year and (3) the one former executive officer who would have been included in the table but for the fact that he was no longer serving as an executive officer on December 28, 2002 (each of these persons is referred to as a “named executive officer”) . Compensation paid to these individuals for the fiscal years ended December 30, 2000, December 29, 2001 and December 28, 2002 is as follows:

Summary Compensation Table

		Annual Compensation		Long-Term Compensation
Name and Principal Position	Year	Salary ($)		Securities Underlying Options (#)	All Other Compensation ($)
David R. Huber Chairman of the Board and Chief Executive Officer	2002 2001 2000	322,500 307,500 260,504		— — —	— 746 —
James M. Bannantine President	2002	206,186	(1)	2,174,081	103,742	(4)
Terrence F. Unter Senior Vice President, Chief Operating Officer	2002 2001 2000	148,325 248,988 171,346	(2)	618,000 108,000 360,000	167,720 — 420,006	(5) (6)
Lynn D. Anderson Senior Vice President, Chief Financial Officer and Treasurer	2002	245,825	(3)	592,808	—
Kim D. Larsen Senior Vice President, Business Development, General Counsel and Secretary	2002 2001 2000	255,738 223,334 129,808		123,313 100,000 360,000	— — —

(1)	Reflects Mr. Bannantine’s pro rated salary since joining Corvis in May 2002.
(2)	Dr. Unter departed on mutually agreed terms in May 2002.
(3)	Reflects Mr. Anderson’s pro rated salary since joining Corvis in January 2002.
(4)	Represents $100,123 in reimbursement for Mr. Bannantine’s relocation expenses and $3,349 in reimbursed health insurance costs.
(5)	Represents severance payments made pursuant to the terms of an employment termination agreement.
(6)	Represents reimbursement for Dr. Unter’s relocation expenses.

Employment Agreements

On September 10, 2001, Dorsál Networks, Inc. entered into an employment agreement with Mr. Bannantine, the Chief Executive Officer of that company. The agreement has an initial term of four years and may be renewed for additional one year periods. Under the agreement, Mr. Bannantine received an initial base salary of $350,000 per year.

In accordance with the terms of his employment agreement, Mr. Bannantine was issued options to purchase Dorsál Networks common stock. These options were immediately exercisable. Shares purchased by the exercise of the options vest as follows: 25% on September 10, 2001 and the remainder to vest ratably during the 36-month period beginning September 10, 2002. Upon a change of control, the options are to vest immediately unless the Dorsál Networks’ stock option plan is assumed by the surviving corporation and certain other conditions are met. Under the agreement, Dorál Networks is to provide an interest-bearing loan to Mr. Bannantine to assist him in exercising the options issued to him.

If the agreement is terminated, Mr. Bannantine will receive special separation pay as follows: (i) compensation for one month if terminated by for cause, (ii) compensation for six months if terminated by

Mr. Bannantine for good cause (generally, a reduction in Mr. Bannantine’s responsibilities or base pay, subject to certain exceptions) and (iii) compensation for 12 months if terminated without cause.

In connection our acquisition of Dorsál Networks on May 16, 2002, Mr. Bannantine’s employment agreement was amended to provide that the acquisition would not trigger accelerated vesting of his shares and to grant Mr. Bannantine options to purchase our common stock under the 2000 Corvis Long Term Incentive Plan, in lieu of options to purchase shares of Dorsál Networks common stock.

Mr. Anderson entered into an employment agreement with us on January 4, 2002. Under that agreement, Mr. Anderson is to receive a base salary of $257,000, subject to increase at the discretion of our board of directors, and a bonus of up to 60% of his base salary. Mr. Anderson also received an option to purchase 500,000 shares of our common stock.

Mr. Anderson’s employment agreement provides that if he is terminated other than for cause, he is to continue to receive his monthly base salary for nine months or until he obtains other full-time employment. Subject to Mr. Anderson’s right to receive severance pay, his employment agreement provides that he is an employee-at-will.

On November 18, 2002, Messrs. Bannantine and Anderson each agreed to an amendment of their employment agreements resulting in a 10% reduction in salary.

Stock Option Grants in Last Fiscal Year

The table below provides information regarding stock options granted to the named executive officers during the year ended December 28, 2002.

	Individual Grants
	Number of Securities Underlying Options Granted (#)(2)	Percent of Total Options Granted to Employees in Fiscal Year(%)(3)	Exercise Price ($/Sh)(4)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(1)
Name					5%	10%

David R. Huber	0	n.a.	n.a.	n.a.	n.a.	n.a.

James M. Bannantine	2,174,081	8.5%	$0.82	12/30/12	1,125,767	$2,852,915

Lynn D. Anderson	592,808	2.3%	2.42	10/31/12	901,464	2,284,486

Kim D. Larsen	123,313	0.5%	0.77	10/31/12	59,557	150,929

Terence Unter (5)	618,000	2.4%	0.05	5/31/12	19,433	49,247

(1)	The dollar amounts shown represent the amount by which the market value of the Company’s common shares underlying each stock option grant would exceed the exercise price of the stock option upon the expiration of the stock option if the market value of the Company’s common shares appreciates from the market value on the date of grant at an annual rate of five percent and ten percent, respectively, during the stock option term. These rates of appreciation are prescribed by the United States Securities and Exchange Commission. On December 28, 2002, the closing price of a common share of the Company on the NASB was $0.72 per share. As the actual value received by a named executive officer on the exercise of a stock option is determined by the market value of the Company’s common shares on the date of exercise, the actual value received by a named executive officer may bear no relation to the potential realization shown under these columns.
(2)	These stock options were granted under the 1997 Stock Option Plan and 2000 Long Term Incentive Plan. All grants awarded are not exercisable until vested. Shares vest at a rate of 1/6th of the total number of shares on the first anniversary date of the grant, and 1/36th of the remaining number of shares monthly thereafter, as long as the recipient continues to provide services to us.
(3)	Based on an aggregate of 25,647,622 options granted during the year ended December 28, 2002 to our employees, Directors and consultants.
(4)	The options were granted at an exercise price equal to the closing stock price on the date of grant.
(5)	The vesting schedules for Dr. Unter’s stock options was accelerated upon termination of his employment in May, 2002 in accordance with the terms of his employment termination agreement.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

The following table provides summary information with respect to our Chief Executive Officer and our three other most highly compensated executive officers in 2002. None of these officers exercised any options to purchase our common stock during the year ended December 28, 2002. As of December 28, 2002, all options granted to the named executive officers were granted under our 1997 Stock Option Plan and 2000 Long Term Incentive Plan. All grants awarded are not exercisable until vested. The value of unexercised in-the-money options/SARs at our fiscal year end is based on the closing price of our common stock on December 28, 2002, $0.72, minus the per share exercise price, multiplied by the number of shares issued upon exercise of the option.

	Number of Securities Underlying Unexercised Options at Fiscal Year-End(#)		Value of Unexercised In-The-Money Options at Fiscal Year-End($)
	Exercisable	Unexercisable	Exercisable	Unexercisable
David R. Huber	0	0	$0	$0
James M. Bannantine	538,215	1,635,866	0	0
Lynn D. Anderson	0	592,808	0	0
Kim D. Larsen	408,358	309,955	0	0

Compensation Committee Report on Executive Compensation

This report addresses the compensation of our executive officers for the last fiscal year and our general compensation philosophy. The Compensation Committee is responsible for determining compensation for our executive officers and for granting awards under and administering our 1997 Stock Option Plan and our 2000 Long-Term Incentive Plan to persons other than our executive officers. Grants of awards under these plans for our executive officers are made by the Board of Directors. The Compensation Committee consists of David S. Oros, Freeman A. Hrabowski and Donald R. Walker.

Compensation Philosophy

Since Corvis’ inception in June 1997, it has sought to attract, retain and reward executive officers primarily through long-term equity incentives in the form of stock options. As such, the salary component of the executive officers compensation reflected base salary at a lower level and the stock component at a higher level than that of a more established company in the same industry. In fiscal 2002, salary for Corvis’ executive officers consisted solely of base salary. In October 2002, certain senior executives agreed to a voluntary salary reduction of up to 10% of their base salary.

During fiscal 2002, Corvis engaged a compensation consultant firm to survey the compensation practices of companies in Corvis’ industry to ascertain whether Corvis’ compensation structure (a) is competitive in the industry; (b) motivates executive officers to achieve Corvis’ business objectives; and (c) aligns the interests of executive officers with the long-term interests of stockholders. This survey showed that base salaries of Corvis’ executive officers were at the low-range level of 14 comparable companies. The Compensation Committee also reviewed Corvis’ financial performance in fiscal 2002, certain milestones achieved by Corvis and individual executive officer duties.

Base Salary

Base salaries for fiscal 2002 reflected the results of the compensation survey conducted in 2002, as well as other industry information available to Corvis. Based on the review of the market data submitted by the consulting firm, the Compensation Committee has set executive compensation for the 2003 upcoming fiscal year within the mid-range level of compensation of executive officers who have comparable qualifications, experience and responsibilities at companies in similar businesses of comparable size and profitability. The Compensation

Committee intends to continue to adjust compensation appropriately in order to compete for and retain executives who operate Corvis effectively and align the interests of its executive officers with the long-term interests of stockholders.

Performance Bonuses

During the year ended December 28, 2002, Corvis implemented a bonus plan for fiscal year 2002 that paid out a portion of the annual cash compensation of each executive officer contingent upon Corvis’ financial performance, as well as an assessment of individual performance. The Compensation Committee intends to approve an executive bonus plan each year for the foreseeable future.

Long-Term Equity Incentives

The Compensation Committee strongly believes in granting stock options to Corvis’ executive officers to tie executive officer compensation directly to Corvis’ long-term success and increases in stockholder value. During fiscal 2002, the Compensation Committee reviewed the stock and option holdings of the Chief Executive Officer and the three other most highly compensated executive officers. The Compensation Committee determined that the stock and option holdings of Dr. Huber adequately aligned his interests with those of Corvis’ stockholders, but determined that additional awards to the three other most highly compensated executive officers were advisable. During fiscal 2002, the Compensation Committee awarded options to purchase 2,174,081, 592,808 and 123,313 shares to each of Mr. Bannantine, Mr. Anderson and Mr. Larsen, respectively.

In determining the size of each stock option grant awarded to each executive officer in the future, the Compensation Committee intends to take into account the executive officer’s position with Corvis, the executive officer’s past performance and the number and price of unvested options and restricted stock then held by the executive officer. Stock options granted to executive officers under Corvis’ 1997 Stock Option Plan and its 2000 Long-Term Incentive Plan generally have an exercise price equal to the fair market value on the date of grant and vest over a four-year period, subject to potential acceleration of vesting upon a change in control of Corvis.

Chief Executive Officer Compensation

David R. Huber has served as Corvis’ Chief Executive Officer since Corvis’ inception in June 1997. As described above for Corvis’ other executive officers, Dr. Huber’s base salary for fiscal 2002 reflected the results of the compensation survey conducted in 2002, as well as other industry information available to Corvis. After consideration of Dr. Huber’s significant equity interest in Corvis, Dr. Huber’s salary for fiscal 2002 remained relatively unchanged, on an annualized basis, from the previous year and was below the low-point of the range of comparable companies. Dr. Huber did not receive a bonus for fiscal 2002 and was not granted any stock options in fiscal 2002. In October 2002, Dr. Huber accepted a 10% salary reduction as part of our corporate cost savings efforts. The Compensation Committee may adjust Dr. Huber’s salary in the future, based upon comparative salaries of chief executive officers in Corvis’ industry, and other factors which may include Corvis’ financial performance and Dr. Huber’s contributions as Chief Executive Officer in meeting financial and strategic goals.

Policy on Deductibility of Executive Compensation

The Compensation Committee does not believe Section 162(m) of the Internal Revenue Code of 1986, which disallows a tax deduction for certain compensation in excess of $1 million, will likely have an effect on Corvis in the near future. The Compensation Committee believes that stock options granted under our 1997 Stock Option Plan and our 2000 Long-Term Incentive Plan meet the exception for qualified performance-based compensation in accordance with Internal Revenue Code Regulations, so that amounts otherwise deductible with respect to such options will not count toward the $1 million deduction limit. The Compensation Committee’s general policy is to take into account the deductibility of compensation in determining the type and amount of compensation payable to executive officers.

COMPENSATION COMMITTEE

David S. Oros, Chairman

Freeman A. Hrabowski, III

Donald R. Walker

STOCK PRICE PERFORMANCE GRAPH

The following graph compares total return of our common stock during the period beginning July 28, 2000 (the first day of trading of our common stock following our initial public offering) and ending on December 28, 2002, with the Nasdaq Composite Index and the Nasdaq Telecommuncations Index. Each index assumes $100 invested at the close of trading on July 28, 2000, and reinvestment of dividends.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Joint Venture

We have a 99% economic interest and a 49% voting interest in ACME Grating Ventures, LLC (“ACME LLC”). The remaining economic interest and voting interest are owned by ACME Gratings, Inc. (“ACME Corp.”), Dr. Huber owns 100% of ACME Corp. ACME Corp. has contributed to ACME LLC certain licensed intellectual property and we have contracted with ACME LLC for its use of our facilities, personnel, equipment and certain intellectual property. ACME LLC makes gratings that we purchase at a unit cost that is consistent with the requirements of the licensed intellectual property, which require that the gratings made with the licensed technology be sold for no less than the fair market value of comparable gratings that are available in the commercial marketplace.

According to the operating agreement of ACME LLC, we receive 99% of the profits and losses from the business, and ACME Corp. receives the remaining 1%; however, $325,000 of ACME LLC-related start up costs incurred by ACME Corp will be returned to ACME Corp. out of the net profits of ACME LLC before any distributions of net profits are made to us. Further, ACME Corp. is responsible for paying royalties to the licensor of the licensed technology contributed by ACME Corp., which vary in amounts ranging from 0.5% to 2.0% of the net invoice cost of each grating sold by ACME LLC. In addition to 1% of the profits, ACME LLC is obligated to pay to ACME Corp. an amount sufficient to pay the royalty obligations of ACME Corp. ACME LLC’s financial results are fully consolidated with those of Corvis for reporting purposes. During 2002, we purchased approximately $0.6 million of gratings from ACME LLC. We intend to purchase additional gratings from ACME LLC in the future.

Conflicts of Interest

The Board of Directors has delegated to the Audit Committee of the Board of Directors the responsibility for reviewing: (1) any material transaction proposed to be entered into between us and any director or officer of Corvis, or any entity in which a director or officer has a material ownership or other interest, and (2) corporate opportunity questions involving business or investment opportunities in which both Corvis and one or more of our officers or directors, or their affiliates, may have an interest.

The Audit Committee may, if it deems it appropriate, refer these matters to the Board of Directors for its consideration. The Audit Committee has retained outside legal counsel to advise it regarding the duties of the Audit Committee members under Delaware law in carrying out this delegated responsibility. In determining whether to approve a proposed transaction or series of related transactions or to make a proposed investment, the Audit Committee relies on presentations by management and other personnel within Corvis with relevant expertise as to the necessity or desirability of entering into the proposed transaction or transactions or making a proposed investment. Depending upon the nature of the transaction or investment, the Audit Committee may also rely on information and opinions from third party experts. If the Audit Committee determines that the terms of the proposed transaction appear to be in the best interests of Corvis and that the terms of the proposed transaction or transactions appear to be at least as favorable as those that could have been obtained from an unaffiliated third party, the Audit Committee may approve Corvis’ participation in the transaction. With respect to a potential investment opportunity within the scope of Corvis’ business, the Audit committee may determine to prohibit or restrict the participation in the investment by any of our officers or Directors if the Audit Committee determines that it is an opportunity in which Corvis should invest and the participation of the officers and Directors would limit Corvis’ ability to take full advantage of the opportunity. The application of the policies summarized above necessarily depends on the facts and circumstances of each situation being considered by the Audit committee, and the policies could be modified by the Audit Committee at any time.

Investments

We invested $3.0 million in Redfern Broadband Networks, Inc.’s Series B preferred stock. We also have entered into a strategic development agreement. In total, Dr. Huber owns approximately 23% of the stock of Optical Capital Group, LLC, or OCG, which in turn owns approximately 15% of the stock of Redfern. Mr. Timothy Dec, our Vice President and Chief Accounting Officer is also a Director of Redfern. A fairness opinion has been obtained from an outside firm as to the fairness of this transaction from a financial point of view to Corvis, which has been presented to the Audit Committee. The investment portion of this transaction has been approved by the Audit Committee and the strategic development portion of this transaction remains subject to Audit Committee approval.

Purchases of Components

We have purchased approximately $0.3 of components from ITF Optical Technologies during 2002. In total, Dr. Huber directly owns approximately 0.4% of the stock of ITF. The Audit Committee has approved this transaction and has determined that the terms of our commitment to purchase from ITF were at least as favorable as those that we could have obtained from an unaffiliated third party. We anticipate that we may continue to purchase components from ITF in the future.

In 2002, the Company purchased approximately $23,000 of components from Codeon. In total: Dr. Huber indirectly owns approximately 7% and Mr. Larsen owns approximately 2.8% of the stock of Codeon. The audit committee has approved the terms of this transaction, and has determined that they were at least as favorable as those that Corvis could have obtained from an unaffiliated third party.

In 2002, the Company purchased approximately $100,000 of components from Lightconnect, Inc. Dr. Huber indirectly owns approximately 1.4% of the stock of Lightconnect. The audit committee has approved the terms of Corvis’ purchases from Lightconnect and has determined that they were at least as favorable as those that Corvis could have obtained from an unaffiliated third party.

PROPOSAL 3

SELECTION OF INDEPENDENT AUDITORS

Unless marked to the contrary, proxies will be voted for the selection of KPMG LLP as our independent auditors for the fiscal year ending on January 3, 2004. The Board of Directors believes that KPMG LLP is knowledgeable about our operations and accounting practices and is well-qualified to act in the capacity of our principal independent auditors. Therefore, the Board of Directors has selected KPMG LLP to act as our independent auditors to examine our consolidated financial statements for the fiscal year ending January 3, 2004.

Representatives of KPMG LLP are expected to appear at the Annual Meeting, will have an opportunity to make a statement, if they wish to do so, and will be available to answer appropriate questions from stockholders at that time.

Audit Fees.    For professional services rendered for the audit of our fiscal year 2002 consolidated financial statements and the review of the financial statements included in our fiscal year 2002 Forms 10-Q, KPMG LLP billed us a total of $414,291.

Financial Information Systems Design and Implementation Fees.    KPMG LLP provided no professional services to us of the nature described in Paragraph (c)(4)(ii) of Rule 2-01 of Regulation S-X during the fiscal year ended December 28, 2002.

All Other Fees.    In addition to the fees described above, KPMG LLP billed us an aggregate of $628,331 for all other services rendered during 2002, including $120,137 for audit related services including accounting consultation regarding the Dorsál acquisition and the audit of our benefit plan, $493,154 for tax compliance and consultation and $15,040 for other services.

The Audit Committee considered whether the non-audit services rendered by KPMG LLP were compatible with maintaining KPMG LLP’s independence as auditors of our consolidated financial statements, and concluded that they were.

If the selection of KPMG LLP is not approved by the stockholders, the Board of Directors will consider such a vote as advice to select other independent auditors for the 2004 fiscal year, rather than the 2003 fiscal year, because of the difficulty and expense involved in changing independent auditors on short notice.

The Board of Directors recommends that the stockholders vote FOR the selection of KPMG LLP as our independent auditors.

OTHER MATTERS

The Board of Directors is not aware of any business or matter other than those indicated above which may properly be presented at the meeting. If, however, any other matter properly comes before the meeting, the proxy holders will, in their discretion, vote on the matter in accordance with their best judgment.

ANNUAL REPORTS

A copy of our Annual Report to Shareholders, which includes financial statements, is being mailed with this Proxy Statement. You may receive additional copies of the Annual Report to Shareholders at no charge upon request.

We have filed our Annual Report on Form 10-K for the year ended December 28, 2002 with the Securities and Exchange Commission. It is available at the SEC’s web site at www.sec.gov. Upon written request by a Corvis stockholder, we will mail without charge a copy of our Form 10-K, including the financial statements and financial statement schedules, but excluding exhibits to the Form 10-K. Exhibits to the Form 10-K are available upon payment of a reasonable fee, which is limited to our expenses in furnishing the requested exhibit.

Requests for copies of our Annual Report to Shareholders or our Annual Report on Form 10-K should be directed to Investor Relations, Corvis Corporation, 7015 Albert Einstein Drive, Columbia, Maryland 21046-9400. Financial reports may also be accessed on our web site at www.corvis.com.

STOCKHOLDER PROPOSALS

Any stockholder who intends to present a proposal at the Annual Meeting in the year 2004 must deliver the proposal to us c/o Kim D. Larsen, Secretary, Corvis Corporation, 7015 Albert Einstein Drive, Columbia, Maryland 20146:

•	Not later than December 3, 2003, if the proposal is submitted for inclusion in our proxy materials for that meeting pursuant to Rule 14a-8 under the Securities Exchange Act of 1934; or

•	Not later than January 4, 2004 if the proposal is submitted pursuant to our Bylaws as a proposal that the shareholder wishes to raise at the annual shareholder meeting in 2004, in which case we are not required to include the proposal in our proxy materials.

BY ORDER OF THE BOARD OF DIRECTORS,

Kim D. Larsen

Secretary

April 3, 2003

Columbia, Maryland

Appendix A

CERTIFICATE OF AMENDMENT OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF CORVIS CORPORATION

Corvis Corporation, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

FIRST:    The name of the Corporation is Corvis Corporation. The Corporation was originally incorporated under the name of Nova Telecommunications, Inc. and the original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on June 2, 1997. A Fourteenth Amended and Restated Certificate of Incorporation was filed on August 1, 2000.

SECOND:    Pursuant to Section 242(b) of the Delaware General Corporation Law (the “DGCL”), the Board of Directors of the Corporation has duly adopted, and a majority of the outstanding stock entitled to vote thereon has approved, the amendments to the Fourteenth Amended and Restated Certificate of Incorporation of the Corporation set forth in this Certificate of Amendment.

THIRD:    Pursuant to Section 242 of the DGCL, the text of the Fourteenth Amended and Restated Certificate of Incorporation is hereby amended to add the following paragraph to Article IV:

Effective at 4:30 p.m. Eastern Standard Time on the date of filing of this Certificate of Amendment with the Delaware Secretary of State, every [twenty/twenty-five/thirty/thirty-five/forty] outstanding shares of Common Stock will be combined into and automatically become one (1) outstanding share of Common Stock. The authorized shares of Common Stock of the Corporation and the par value per share shall remain as set forth in this Certificate of Incorporation. No fractional share shall be issued in connection with the foregoing stock split; all shares of Common Stock so split that are held by a stockholder will be aggregated subsequent to the foregoing split and each fractional share resulting from such aggregation of shares of Common Stock held by a stockholder shall be rounded down to the nearest whole share. In lieu of any interest in a fractional share of Common Stock to which a stockholder would otherwise be entitled as a result of the foregoing split, the Corporation shall pay a cash amount to such stockholder equal to the fair value of such fractional share as of the effective date of the foregoing split.

*****

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed on its behalf by David R. Huber, its Chief Executive Officer and Chairman of the Board, on this                          , hereby declaring and certifying that this is the act and deed of the Corporation and that the facts herein stated are true.

Name:	David R. Huber
Title:	Chairman of the Board and Chief Executive Officer

ATTEST:

Name:	Kim D. Larsen
Title:	Secretary

A-1

ANNUAL MEETING OF

SHAREHOLDERS

BWI Airport Marriott

1743 West Nursery Road

Baltimore, Maryland

410.859.8300

May 9, 2003

10:00 AM E.S.T.

DIRECTIONS

From Baltimore: Route 295 South (Baltimore-Washington Pkwy.). Take W. Nursery Road Exit, turn left. Hotel is on the left, 1 1/2 miles.

From Washington, D.C.: Take Route 295 North (Baltimore-Washington Pkwy.). Take W. Nursery Road Exit, turn right at top of ramp. Hotel is on the left, 1 1/2 miles.

From I-95: Exit onto I-195 East to Route 295 North (Baltimore-Washington Pkwy.). Take W. Nursery Road exit, turn right at top of ramp. Hotel is on the left, 1 1/2 miles.

NOTE: Shuttle service is available from BWI Airport directly to BWI Airport Marriott.

PLEASE BRING THE PORTION OF YOUR PROXY CARD WHICH WILL ADMIT ONE SHAREHOLDER AND ONE GUEST INTO THE 2003 ANNUAL SHAREHOLDER MEETING.

PROXY BY MAIL The Board of Directors recommends a vote “FOR” Items 1, 2, and 3.

I.    Approval for Reverse Stock Split: The Board of Directors recommends a vote “FOR” the approval to amend the Corvis Amended and Restated Certificate of Incorporation which would effect a reverse stock split within the range described in the proxy statement, to be effected at the full discretion of the Corvis Board of Directors.

	FOR ☐	WITHHOLD ☐	ABSTAIN ☐

2. Election of Director: The Board of Directors recommends a vote “FOR” the following nominee: David R. Huber, Ph.D.	☐	☐	☐

3. Ratification of KPMG LLP as Independent Auditors: The Board of Directors recommends a vote “FOR” the ratification of KPMG LLP as independent auditors for the 2003 fiscal year.	☐	☐	☐

PROXY CARD		Please mark your votes like this	☒

I have included comments, or change of address.		☐

I plan to attend the annual meeting.		☐

I agree to access future proxy statements and annual reports through the Internet.		☐

Mark, Sign, Date and Return the Proxy Card Promptly Using the Enclosed Envelope.

IF YOU WISH TO VOTE ELECTRONICALLY PLEASE READ THE INSTRUCTIONS BELOW

COMPANY NUMBER: PROXY NUMBER: ACCOUNT NUMBER:
Signature: Signature: Date:

Please sign exactly as name or names appear on this proxy. When signing as attorney, executor, administrator, trustee, custodian, guardian or corporate officer, give full title. If more than one trustee, all should sign.

<  FOLD AND DETACH HERE AND READ THE REVERSE SIDE  <

[LOGO] VOTE BY TELEPHONE OR THROUGH THE INTERNET [LOGO]

QUICK        EASY        IMMEDIATE

CORVIS CORPORATION

☐    You can now vote your shares electronically through the Internet or by telephone.

☐    This eliminates the need to return the proxy card.

☐    Your electronic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned the proxy card.

TO VOTE YOUR PROXY THROUGH THE INTERNET

www.continentalstock.com.

Have your proxy card at hand when you access the above website. You will be prompted to enter the company number, proxy number and account number to create an electronic ballot. Follow the prompts to vote your shares.

TO VOTE YOUR PROXY BY MAIL

Mark, sign and date your proxy card above, detach it and return it in the postage-paid envelope provided.

TO VOTE YOUR PROXY BY TELEPHONE

1-800-293-8533

Use any touch-tone telephone to vote your proxy. Have your proxy card at hand when you call. You will be prompted to enter the company number, proxy number and account number. Follow the voting instructions to vote your shares.

PLEASE DO NOT RETURN THE ABOVE CARD IF YOU HAVE VOTED

ELECTRONICALLY

2

PROXY

CORVIS CORPORATION

ANNUAL MEETING OF STOCKHOLDERS

MAY 9, 2003

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF CORVIS

CORPORATION

The undersigned acknowledges receipt of the Notice of Annual Meeting of Stockholders to be held May 9, 2003 and the Proxy Statement, and appoints David R. Huber, Lynn D. Anderson and Kim D. Larsen, or any of them as proxies, with full power of substitution, to vote all shares of common stock of Corvis Corporation that the undersigned is entitled to vote, either on his or her own behalf or on behalf of an entity or entities, at the Annual Meeting of Stockholders of the Company to be held at BWI Airport Marriott, located at 1743 West Nursery Road, Baltimore, Maryland 21240, on Friday, May 9, 2003 at 10:00 a.m. Eastern Time, and at any adjournment or postponement thereof, with the same force and effect as the undersigned might or could do if personally present thereat. The shares represented by this proxy are as of March 13, 2003, and shall be voted in the manner set forth on the other side of this proxy card. If no directions are given, the proxies will vote in accordance with the Directors’ recommendation on the matters listed on the other side of this proxy card. If any other matter properly comes before the meeting, or any adjournment thereof, the proxies are authorized, in their discretion, to vote on the matter.

(CONTINUED AND TO BE SIGNED AND DATED ON THE REVERSE SIDE)

< FOLD AND DETACH HERE <

ADMISSION TICKET

Annual Meeting of Stockholders

May 9, 2003, 10:00 a.m. E.T.

Marriott BWI Airport

1743 West Nursery Road

Baltimore, MD 21240

410.859.8300

THIS ADMISSION TICKET ADMITS ONE STOCKHOLDER AND ONE GUEST

ADMISSION WILL BE SUBJECT TO AVAILABILITY OF SEATING

From Baltimore: Route 295 South (Baltimore-Washington Pkwy.). Take W. Nursery Road Exit, turn left. Hotel is on the left, 1 1/2 miles.

From Washington, D.C.: Take Route 295 North (Baltimore-Washington Pkwy.). Take W. Nursery Road Exit, turn right at top of ramp. Hotel is on the left, 1 1/2 miles.

From I-95: Exit onto I-195 East to Route 295 North (Baltimore-Washington Pkwy.). Take W. Nursery Road Exit, turn right at top of ramp. Hotel is on the left, 1 1/2 miles.

Note: Shuttle service is available from BWI Airport directly to BWI Airport Marriott.